EXHIBIT 24

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-182524) pertaining to OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan and OMNOVA Solutions Inc. 2017 Equity Incentive Plan of our reports dated February 1, 2017, with respect to the consolidated financial statements of OMNOVA Solutions Inc. and the effectiveness of internal control over financial reporting of OMNOVA Solutions Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio
March 29, 2017